August 5, 2013

Joseph DiFonzo

Dear Joe:

We are pleased to confirm your promotion to Chief Technology Officer reporting to Jeff Gordon, CEO & President. You are being offered a $330,000 USD base annual salary.

ANNUAL INCENTIVE PLAN

In addition to base salary, you will have an opportunity to earn a cash bonus each year, commencing with the 2013 calendar year with a target annual bonus equal to 60 percent (60%) of your base salary based upon the achievement with respect to any calendar year of performance objectives as approved by the Compensation Committee. As Chief Technology Officer, your bonus is based on the achievement of Corporate measures. Bonus payments, if any, will be payable pursuant to the terms and conditions of the Syniverse Annual Incentive Plan. The annual incentive plan can be modified by the Board of Directors at any time. Your bonus will be prorated for 2013.

STOCK OPTIONS

Upon approval by the Compensation Committee you will receive an additional one-time stock option grant with a potential value of $750,000 over five years. You will receive a separate document covering the Long Term Incentive Plan and will be required to sign and abide by the Employee Stock Option Agreement and Management Stockholder’s Agreement.
SALARY CONTINUATION
If your employment is terminated by Syniverse Technologies without cause, you will receive the continuation of your annual base salary, as severance, payable in accordance with the Company’s general payroll practices for a period commencing on the date of termination and ending 12 (twelve) months from the date of termination. This severance will require that you sign a release document and will be subject to certain non-compete and non-solicit restrictions.
We are especially pleased to confirm your promotion to this senior leadership position with Syniverse. Please sign this letter on the line below indicating your acceptance and return to me as soon as possible. If you have any questions, please feel free to contact me at 813-637-5762 or Vena at 813-637-5748.

Sincerely,

Leigh Hennen
Chief Human Resources Officer

Accepted:

Joseph DiFonzo: /s/ Joseph DiFonzo Date: ____________________